ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN
                           ARMSTRONG ASSOCIATES, INC.
                                       AND
                                PORTFOLIOS, INC.

     THIS ADMINISTRATIVE SERVICES AGREEMENT is made this 24th day of October, 1985 by and between Armstrong Associates, Inc., a Texas corporation (the "Fund"), and Portfolios, Inc., a Texas corporation ("Portfolios"):

                                   WITNESSETH:

     WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, Portfolios is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of providing investment advisory services to the Fund and others; and

     WHEREAS, the Fund desires to retain Portfolios to render certain additional services in the manner and on the terms and conditions hereinafter set forth; and

     WHEREAS, Portfolios desires to be retained to perform such additional services on said terms and conditions:

     NOW, THEREFORE, for and in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. SERVICES. The Fund hereby retains Portfolios to provide to the Fund such accounting and bookkeeping services and functions (the "Services") as are reasonably necessary for the operation of the Fund, including the preparation and maintenance of the following books, records and other documents: (a) journals containing itemized daily records in detail of all purchases and sales of securities, receipts and deliveries of securities, all receipts and disbursements of cash and all other debits and credits; (b) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts; and (c) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement. The foregoing books and records shall be maintained by Portfolios in accordance with and for the time periods specified by applicable rules and regulations, including Rules 3la-1 and 3la-2 under the Act. All such books and records shall be the property of the Fund and, upon request therefor, Portfolios shall surrender to the Fund promptly such of the books and records so requested.

     2. INFORMATION FROM FUND. The Fund will, from time to time, furnish or otherwise make available to Portfolios such information relating to the business and affairs of the Fund as Portfolios may reasonably require in order to discharge its duties and obligations hereunder.

     3. COMPENSATION. For the Services to be rendered as provided above, the Fund shall pay to Portfolios a cash fee at the annual rate of $16,000, payable in equal monthly installments on the last day of each month. If Portfolios shall serve for less than the whole of any month, the compensation to Portfolios shall be prorated.

     4. ALLOCATION OF CHARGES AND EXPENSES. Portfolios shall be responsible for the compensation of its personnel, and for the costs of its office facilities and equipment, employed in performing the Services. The Fund shall be responsible for, and shall pay, all the other expenses associated with its operations. Portfolios may arrange on behalf of the Fund to obtain data processing, legal, auditing and consulting services reasonably necessary in connection with the performance of the Services, and the Fund shall be financially responsible for the cost of such services.

     5. INSPECTION. Portfolios will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable assess to the personnel and records of Portfolios in order to enable such representatives to monitor the quality of services being provided pursuant to this Agreement. In addition, Portfolios shall promptly deliver to the Board of Directors of the Fund such information as may reasonably be requested from time to time to permit the Board of Directors to make an informed determination regarding continuation of this Agreement.

     6. ACTIVITIES OF PORTFOLIOS. The services of Portfolios to the Fund are not deemed to be exclusive. Portfolios shall be free to engage in any other business, to render similar services to others and to provide other services to the Fund for separate and additional consideration.

     7. DURATION, TERMINATION AND AMENDMENT OF THIS AGREEMENT. This Agreement shall become effective on November 1, 1985 and shall continue in effect for two years from such date, and thereafter, but only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the directors of the Fund who are not parties to this Agreement or interested persons (as defined in the Act) of the Fund or Portfolios, and (ii) by the Board or by a vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by Portfolios at any time without penalty on 60 days' written notice, and may be terminated at any time without penalty by the Board or by the vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice. This Agreement may be amended by an instrument in writing executed by the parties hereto and approved in the same manner as the continuance hereof without the approval of the shareholders of the Fund, and it shall automatically terminate in the event of its transfer or assignment.

     8. INVESTMENT COMPANY ACT. This Agreement is made subject to the provisions of the Act.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services Agreement to be executed as of the date first above written.


                                        ARMSTRONG ASSOCIATES, INC.

                                        By /s/ C.K. Lawson
                                           ----------------------------
                                           President


                                        PORTFOLIOS, INC.

                                        By /s/ Candace L. King
                                           ----------------------------
                                           Vice President

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